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EXHIBIT 4.1

                 15324 Spencerville Court, Suite 201 Burtonsville,
                                 Maryland 20866
                        (301) 476-9271 Fax (301) 476-9272


Date:          July 23, 2003

Client:       SyndicationNet.com

Address:   1250 24th Street, NW, Suite 300
City:          Washington, D.C.      Zip: 20037

Telephone: 301-528-4237

Thomas Gibbs an individual, herein and after referred to as the Consultant, on behalf of HTRG Consulting, L.L.C., a Maryland corporation, and the above named Client, hereby agree as follows: Client shall pay to Thomas Gibbs the Consultant a two hundred and fifty thousand (250,000) fully paid and non-assessable common shares of SyndicationNet.com (SYCI) stock, currently quoted at a bid of 0.06 cents a share, to be applied against costs incurred by Client and/or expenses paid by Consultant on behalf of Client. This amount shall be deposited in an account of the Consultant's discretion. The primary consulting services to be provided by Mr. Gibbs shall be to assist the Company with analyzing various Re-Estate development projects in connection with the General Real-Estate development activities of the company and, more specifically, with those real-estate matters that will be generated from the HCX project the company is currently negotiating. Mr. Gibbs, shall evaluate such geographic Locations as they pertain to the companies development business model. Mr. Gibbs's services shall not include market making activities, shall not include any promotion of the companies securities, and shall not include directly or indirectly the raising of capital.

1. Client may from time to time order services from Consultant, orally or in writing, and upon acceptance by Consultant, such orders shall be governed by this Contract, and be considered an addendum thereto. At various times during the performance of such services, Client shall pay Consultant according to the attached Fee Schedule, as Consultant may subsequently revise it upon notice to Client, but such revisions shall not affect projects begun and not yet completed.

2. The commencement date of this Contract shall be that date shown above. No amendment to this Contract shall be effective unless it is in writing and signed by duly authorized representatives of both parties.

3. Any service order which is accepted that contains provisions having the effect of modifying the terms of this Contract shall be considered as amendments for that project only, and shall not amend this Contract unless it explicitly so states and is signed by both parties.

4. All employees of Client, unless Client shall specifically state otherwise in writing, shall be considered agents of Client and authorized to order and accept services from Consultant, and shall be bound by this Contract.

5. The consultant may invoice weekly for any services rendered. All invoices and statements from Consultant to Client are payable within two (2) working days after receipt. They shall thereafter earn interest at the highest rate allowable by law, or at the rate of eighteen (18) percent per annum, whichever is less.

6. The performance of any services ordered under this Contract shall not imply an obligation to perform any other service under this Contract. Consultant reserves the right to schedule its services for its various Clients in a way that Consultant deems best to balance the needs of all, and Client has the right to cancel a service order if such service is not performed on schedule as amended, and to order such service from another party upon notice to Consultant.


7. Any order for services under this Contract may be terminated by either party upon written notice to the other, payment thereto of any sums owing, and return of any property thereto belonging.

8. Client may order services for and on
behalf of its own Clients or Clients, which shall hereinafter be referred to as Sub-Clients. Client shall be responsible for payment for all such services ordered, but not for any services ordered by Sub-Client in excess of those ordered by Client, and for any such excess services, Client shall have the option of either paying Consultant (and billing Sub-Client), or having Consultant bill Sub-Client directly. Consultant shall be primarily responsible to Client in any dealings with Sub-Client, and shall advise Client of any conflicts of interest that are anticipated or that may arise.

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9. In the event that Sub-Client shall order service from Consultant, claiming it to be pursuant to an agreement with Client, and if Consultant has not been notified by Client to the contrary, Consultant shall not be obliged to question such claim, but to treat Sub-Client as an agent of Client in making that order, and in such case Consultant shall be paid for such service by Client, leaving Client to bill Sub-Client if appropriate.

10. Notwithstanding paragraph 8, Client recognizes that Consultant has other Clients, including parties who may be Clients of Client, and Client acknowledges that parties which are not introduced or disclosed to Consultant by Client that make direct contact with Consultant in the ordinary course of their respective business may be or become Clients of Consultant without such business relationship being in conflict with the business relationship established by this Contract.

11. Consultant shall perform all services in accordance with the highest professional standards prevailing in the area at the time, and shall at all times attempt to serve the best interests of Client in connection with such services, and shall advise Client when services it requests are not in its best interest or in the best interest of its Sub-Clients. Likewise, Client agrees to conduct its business with Sub-Client and others in accordance with the highest business ethics, and Consultant shall have the right, after due notice to Client, to notify Sub-Client of any breach of such ethics.

12. In the event that either party shall cease conducting business in the normal course, become insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets, or shall avail itself of, or become subject to, any proceeding under the Federal Bankruptcy Act or any other statute of any state relating to insolvency or the protection of the rights of creditors, then, at the option of the other party, this Contract shall terminate and be of no further force and effect, except for the payment of outstanding claims and the return to either party of such property, tangible or intangible, which shall be in its possession.

13. This Contract and the services to be performed hereunder shall not be assigned or delegated by either party without the consent of the other.

14. If any affiliate, parent, subsidiary, or other company controlling, controlled, or in common control with a party shall take or omit any action which, if done or omitted by the party would constitute a breach of this Contract, such shall be deemed a breach by such party with like legal effect.

15. Each party shall indemnify the other against all direct losses, costs and expenses, including reasonable attorney fees and court costs, which the other may incur by reason of the breach of any term, provision, covenant, warranty, or representation contained herein or in connection with the enforcement of this Contract or any provisions thereof.

16. Concerning the services rendered hereunder, the liability of the Client shall be limited to the total amount payable under this Contract, the liability of the Consultant shall be limited to the total amount payable and received, and neither party shall be liable to the other for any indirect, special, or consequential damages.

17. Neither party shall be responsible for delays in performance resulting from acts beyond the control of such party. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, theft, power failure, communication failure, storms, earthquakes, or other disasters.

18. Each party acknowledges that all material and information that has or will come into the possession or knowledge of each in connection with this Contract or the performance hereof, consists of proprietary or confidential information, whose disclosure or use by third parties may be damaging. Each will hold such material or information in strictest confidence, will not make use thereof other than for the performance of this Contract, shall release it only to agents or employees requiring such information, and shall not disclose it to any other party. Each party shall require any employee or agent to whom such information is to be disclosed to sign a written agreement binding himself not to use or disclose it. Each shall take adequate security precautions to insure that such information does not fall into the hands of unauthorized persons. Such proprietary information does not include skills, insights, or professional knowledge that Consultant may acquire during the course of the Contract.

19. The parties to this Contract acknowledge that performance of this Contract may result in the development of new proprietary or secret concepts, methods, techniques, processes, adaptations, or applications, which may or may not be protected by patent or copyright. The parties agree that the same shall, in the absence of other agreement to the contrary, belong to Consultant, but Client shall have a non-exclusive enterprise license to use such.


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20. For the term of ongoing projects performed under this Contract, and for a period of six (6) months thereafter, each party agrees not to employ agents or employees of the other party without its written consent. But if after the period expires an agent or employee of the other is hired, and a new service order is issued under this Contract, this shall not constitute a breach of this provision or require that that former agent or employee be terminated.

21. Each party shall perform hereunder in accordance with applicable laws, rules, and regulations now or hereafter in effect. If any provision of this Contract shall be found to be illegal or unenforceable, then the remaining provisions of this Contract shall remain in full force and effect, and such term or provision shall be deemed stricken for as long as it remains illegal or unenforceable.

22. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing. Any consent by any party to, or waiver of, any breach by the other, whether express or implied, shall not constitute consent to, waiver of, or excuse for, any other different or subsequent breach.

23. All notices under this Contract shall be deemed duly given if delivered by hand or by certified mail, return receipt requested, to the designated address of the other party.

24. In the absence of agreement to the contrary, this Contract shall be governed by the laws of the state in which the services are delivered, if delivered in person by an agent or employee of the Consultant, by the laws of the state from which services are delivered if shipped or delivered by electronic or other means, and otherwise by the laws of the state of Maryland.

25. In the purchasing of any product for Client pursuant to service orders under this Contract, Consultant shall be deemed as acting as agent for Client, not as a dealer or distributor, and shall not be liable for any sales, use, or business taxes therefore, or for any product warranty, express or implied.

26. In the course of performing this Contract and services hereunder, Client shall furnish Consultant with extra copies of documentation and software, which Consultant shall retain solely for use in providing further services hereunder. Neither party shall infringe upon or violate any patent, copyright, trade secret, or other proprietary right of any third party.

27. Consultant shall furnish Client, upon request, with the source code for any software developed by Consultant under this Contract, unless such disclosure would violate the rights of a third party, charging therefore only the cost of making the copy and the cost of the medium on which the copy is furnished. Client may require Consultant to place with a mutually agreed escrow agent any source code to which Consultant has all rights which is not developed in response to service orders under this Contract but which is used by Consultant to provide such service, and which Client would need to continue use of software provided under this Contract if Consultant should become unable or unwilling to do so. Client shall have the right to modify such source code for its own use, but the source code so modified shall be subject to the same restrictions on the use, reproduction, and disclosure as the original code.

28. In any project lasting more than a week, Consultant shall make regular progress reports at weekly or other agreed intervals, and shall receive progress payments for work done to date, with no retainage. Client shall have the right to cancel such project at any stage, upon payment to Consultant of fees earned and reimbursable expenses incurred to the date and time of receipt of the notice of such cancellation.

29. Consultant shall warrant its hardware installation and maintenance and its software development and maintenance work for a period of ninety (90) days after delivery of completed work, but shall warrant only its own labor, and the warranty on software shall be limited to defects which cause the programs to cease execution, issue error messages, or calculate incorrect values, when used properly with valid data. Consultant may void this warranty if the hardware or software is modified in any way by any person or event not under the control of Consultant, such as power failures.

30. Consultant agrees to maintain at its own expense all legally required insurance for its premises, associates, or employees, including but not limited to, workman's compensation, disability, or unemployment insurance, and to provide Client with certification thereof upon request. It shall also be responsible for any and all withholding and social security taxes on its associates.

31. Consultant shall have the right to perform any work at its own premises, using its own equipment. Consultant shall be responsible for the care and protection of any equipment or software in its possession belonging to Client or Sub-Clients.
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32. Client grants Consultant a security interest in all of its computer-related personal property, including substitutions, replacements, and additions thereto, to secure full payment of any charges owed to Consultant under this Contract.

33. Each party shall have the right to inspect, at reasonable times, records of the other, which bear upon compliance with the terms, and provisions of this Contract.

34. The signatories to this Contract guarantee its terms as individuals, as well as in any corporate capacities.

35. This Contract constitutes the entire agreement between the parties with respect to the subject matter thereof. All prior agreements, representations, statements, negotiations, and understandings are superseded hereby.
Agreed upon this ________ day of _______________, 20____.
Client:_____________________________

Signature:__________________________

Printed Name:_______________________

Federal EIN:________________________



Consultant: HTRG Consulting, L.L.C.


Signature: __________________________
H. Thomas Gibbs, President
Federal EIN: 52-2147897



FEE SCHEDULE
Following are the rates for each of the indicated categories of service. If a session consists of a mix of services of different categories, the category for the highest rate governs the rate for the session.
Real Estate Evaluation & Assessment (Includes Consultant and up to two trainees)
o Mixed Use Properties, 140.00 Per Hour o Commercial Properties, 110.00 Per Hour
o Residential Properties, 105.00 Per Hour Program Design, 150.00 Per Hour
Including:
o        Systems analysis
o        Program design
o        Program specification
o        Programming
o        Product evaluation
o        Hardware design
o        Training
o        Documentation
Systems integration, 155.00 Per Hour Including:
o        Hardware or software installation
o        Hardware or software maintenance
o        Operation
o        Systems administration
o        Quality assurance
Waiting, travel time, unproductive time required by job or made unproductive by Client 50.00 Per Hour The following are default expense rates which prevail in the absence of receipts showing other values:
Per diem
80.00

                                    Mileage
                           0.40/mi consultant vehicle

Aircraft
Published Air Fare

Tips
15.00%

Base address for computing mileage is 15324 Spencerville Court, Suite 201, Burtonsville, Maryland 20866, unless stated otherwise. Note: Mileage is not charged within the Washington, D.C. metro area.

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